Employment Offer Letter

Date: 29th January 2009
Name: Bala Nemani

Dear Mr. Nemani;

It is my pleasure to extend the following offer of employment to you on behalf of Solarsa Inc.

Job Title: Executive Vice President

Job Description/Tasks:
•	Management and execution of business plan.

Base Salary: The base salary offered is $50,000 on an annual basis and subject to deductions for taxes and other withholdings as required by law or the policies of the company.

Stock Options: $50,000 sign on bonus paid as stock options at current rate of $0.50/share option exercisable after 12 months. After success completion of 12 month of service, another stock option bonus equal to the current annual salary exercisable after 12 months from the date of issue will be issued.

Performance Compensation: Exhibit A

Non-Compete Agreement: Our standard non-compete agreement must be signed prior to start.

Vacation and Benefits:
•	Two week paid vacation per year
•	No health insurance at this time
•	Five sick days
•	Five personal days
•	Major holidays off Christmas, Thanksgiving

Start Date: February 1, 2009

You acknowledge that this offer letter, (along with the final form of any referenced documents), represents the entire agreement between you and Solarsa and that no verbal or written agreements, promises or representations that are not specifically stated in this offer, are or will be binding upon Solarsa.

If you are in agreement with the above outline, please sign below. This offer is in effect for five business days.

COMPANY:	EMPLOYEE:
Solarsa, Inc

By:	By:
	Name:	Bala Nemani
Name (Print): Scott Jorgensen
Title: President	Date:

Date: January 29, 2009

EXHIBIT A

Performance Compensation:

1. The term “Products” includes the following goods which are eligible to be Commission Sales:

(a)	Energy Independence Systems® and related components and packages
(such as Legacy™ EIS); and
(b)	Energy Independence Provider® Franchise.

2. The term “Products” also includes the following services provided by the Company which are NOT eligible to be Commission Sales:

(a)	Installation charges;
(b)	Monitoring Service Agreement; (BALA qualifies)
(c)	Start-Up of the Product at the job-site;
(d)	Job-site service training;
(e)	Energy sales,
(f)	Maintenance fees;
(h)	Software or software licenses; (BALA qualifies)
(i)	SLEPA’s or Energy Services Agreements (these require individual compensation plans)

3. The percentage rates used to compute commissions on Base Sales Price of Products shall be 5.0% Sales Representative, 2.0% Greg, 2.0% Scott, 1.0% Bala and multiplied by the Base Sales Price.

Actual Sales Price = Base Sales Price (as determined by us) + Pack Sales Amount (as sold by Sales Representative within guidelines determined by us)

4. The percentage rates used to compute commission on Pack Sales Amount of Product shall be 20% Greg, 20% Scott, 5.0% Bala and multiplied by the Pack Sales Amount.  Pack = Actual – Base.

5.  The percentages are reversed for compensation for Bala for sales/services of software and related internet programs developed by Bala.  Bala 4%, Scott 0.5%, Greg 0.5% and 2.5% Greg, Scott 2.5%, Bala 40%.

6.  If Tulsa projects are awarded ($23.5 million), Scott and Greg get 5% each of project value as stock options at 50 cents a share.

7. If State of Florida Energy Office awards grants to Solarsa and/or Florida Solar Energy Center (UCF), Scott get 45% of grants’ Solarsa value as stock options at 50 cents a share, Bala get 10% of grants’ Solarsa value as stock options at 50 cents a share and Greg get 45% of grants’ Solarsa value as stock options at 50 cents a share.

These options cannot be award until payment received from the state of Florida under the Grant.  Anticipated maximum option awards will be:

Grant Total	$1,022,595.00		SHARES
45.00%	$460,167.75	0.5	920,336	Scott Jorgensen
10.00%	$102,259.50	0.5	204,519	Bala Nemani
45.00%	$460,167.75	0.5	920,336	Greg Hilty
100.00%	$1,022,595.00	0.5	2,045,190

These arrangements may be terminated at any time by any party for no cause without notice.

The agreement also provides that we can provide stock or similar non-cash compensation based upon the current market value of our stock at the time compensation is earned) in lieu of compensation earned under the Agreement.  We have no obligation to incur the additional expense for any resulting personal income taxes, but have agreed to work with our contractors to secure the most advantageous tax situation for all, as long as there is no additional tax cost.  Legal and accounting fees are to be borne by us.